Exhibit 99.3

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED BALANCE SHEETS

(Unaudited)

(IN THOUSANDS)	SEPTEMBER 30, 2003

ASSETS

Current assets:
Cash	$237
Trade receivables, less allowance for doubtful accounts of $4,408	13,671
Defered taxes	3,962
Prepaids and other current assets	1,022

Total current assets	18,892

Property and equipment, net	21,225
Excess of purchase price over net assets acquired, net of accumulated amortization of $3,571	29,592
Other Assets	503

Total assets	$70,212

LIABILITIES AND OWNERS’ EQUITY

Current liabilities:
Accounts payable	$672
Accrued liabilities	3,860
Accrued radiology fees	2,756
Accrued wages and related costs	2,099
Current maturities of long-term debt	5,714

Total current liabilities	15,101

Long-term debt, net of current maturities	8,271
Deferred taxes	1,552
Other liabilities	1,009
Due to Syncor and CMI	34,650

Owners’ equity:
Capital Contributions	1,077
Distributions	(2,309)
Retained earnings	10,861

Total owners’ equity	9,629

Total liabilities and owners’ equity	$70,212

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

(IN THOUSANDS)	NINE MONTHS ENDED SEPTEMBER 30, 2003

Net revenues	$44,713
Cost of revenues	13,965

Gross profit	30,748

Operating, general and administrative expenses	17,990
Provision for losses on receivables	2,914
Deprecation and amortization	5,983
Impairment charge	1,150

Operating income	2,711

Other income (expense):
Interest expense	(1,291)
Equity in income from joint venture	112
Other, net	38

Other expense, net	(1,141)

Income from operations before taxes	1,570
Provision for income taxes	611

Income before minority interest	959
Minority interest	(3)

Net income	$956

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED STATEMENTS OF OWNERS’ EQUITY

(Unaudited)

(IN THOUSANDS)	NINE MONTHS ENDED SEPTEMBER 30, 2003

Beginning capital contributions	$1,077
Contributions from joint venture partners	—

Ending capital contributions	$1,077

Beginning distributions	($2,309)
Distributions to joint venture partners	—

Ending distributions	($2,309)

Beginning retained earnings	$9,905
Net income	956

Ending retained earnings	$10,861

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

STATEMENT OF CASH FLOWS

(Unaudited)

(IN THOUSANDS)	NINE MONTHS ENDED SEPTEMBER 30, 2003

Cash flows from operating activities:
Net Income	$956
Minority Interest	(3)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,983
Impairment charge	1,150
Provisions for losses on receivables	2,914
Equity in income from joint ventures	(112)
Changes in Operating assets and liabilities:
Accounts receivable – trade	(4,463)
Prepaids and other current assets	228
Other Assets	(2,346)
Accounts payable	(19)
Accrued liabilities, radiology fees and other	2,271
Accrued wages and related costs	(301)

Net cash provided by operating activities	6,258

Cash flows from investing activities:
Purchase of property and equipment, net	(1,299)

Net cash used in investing activities	(1,299)

Cash flows from financing activities:
Repayment of long-term debt	(2,978)
Changes in due to Syncor and CMI	(2,604)

Net cash used in financing activities	(5,582)

Net change in cash	(623)

Cash at beginning of period	860

Cash at end of period	$237